UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2016
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Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in Charter)
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Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)
One Geoffrey Way, Wayne, New Jersey 07470
(Address of Principal Executive Offices, including Zip Code)
(973) 617-3500
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On October 4, 2016, Toys “R” Us Property Company II, LLC (the “Company”), an indirect wholly-owned subsidiary of Toys “R” Us, Inc., issued a conditional notice of redemption (the “Redemption Notice”) to the holders of the Company’s 8.500% Senior Secured Notes due 2017 (the “2017 Notes”). Subject to the conditions precedent stated in the Redemption Notice, the Company will redeem all of the outstanding 2017 Notes on November 3, 2016 or, if the conditions precedent to the redemption are not satisfied on or prior to November 3, 2016, such later date (but no later than December 2, 2016) as such conditions precedent are satisfied (the later of such dates, the “Redemption Date”) at a redemption price (the “Redemption Amount”) equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date.
The redemption will be effected pursuant to the provisions of the indenture for the 2017 Notes and will be conditioned upon (i) the consummation of financing by the Company in an amount sufficient to fund the Redemption Amount (the “Financing Condition”) and (ii) the deposit of the Redemption Amount with Bank of New York Mellon, as trustee, in each case on or prior to the Redemption Date. The Company currently intends to satisfy the Financing Condition with $88 million of mezzanine financing and up to $512 million of CMBS financing, which is expected to include an amended master lease with Toys “R” Us-Delaware, Inc. providing for approximately $67 million of master lease rent per year. The terms of the financing remain subject to market and other conditions.
The information contained in this report shall not constitute a notice of redemption of the 2017 Notes. The redemption is being made solely pursuant to the Redemption Notice.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc. (Registrant)
Date: October 4, 2016	By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	Executive Vice President - Chief Financial Officer